Exhibit 99.1

RAD's RIO Lineup Now Starlink-Compatible, Expanding Market Reach to Remote Industries

ROAMEO Up Next for Extended Off-Road Long-Distance Patrols

Detroit, MI, March 19, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is thrilled to announce that its RIO (ROSA Independent Observatory) lineup is now fully compatible with Starlink, enabling seamless and high-speed satellite connectivity. This development significantly expands RIO's ability to operate in even the most remote and extreme environments, making it an even more valuable solution for industries such as oil and gas, mining, and other infrastructure operations in off-grid locations.

By integrating Starlink's low-latency satellite internet, RIO units can now deliver real-time security monitoring, AI-driven analytics, and autonomous response capabilities from virtually anywhere on the planet. This advancement enhances RIO's deployment flexibility and reliability, while also opening major new growth opportunities for RAD in industries that operate in hard-to-reach, connectivity-challenged regions.

"With RIO's Starlink connectivity, we're taking our autonomous security solutions to almost any corner of the world," said Steve Reinharz, CEO of AITX and RAD. "This can now be a critical component for industries that operate in remote areas and need reliable, intelligent surveillance without the limitations of traditional security solutions."

The company also announced that its ROAMEO mobility product, which has a range of up to 50 miles, is now being developed to be Starlink compatible. "Imagine the possibilities of a fully untethered ROAMEO and how it can strengthen remote operations and long property line surveillance and security."

Unlocking New Market Potential: Oil and Gas, Mining, and More

With the oil and gas and mining sectors generating trillions of dollars annually, security and monitoring solutions that work reliably in remote areas are in high demand.

The global oil and gas market is projected to reach $8,670.91 billion by 2027, growing at a compound annual growth rate (CAGR) of 4.3% from a 2022 baseline. Exploration and production are increasingly shifting to remote and offshore locations, such as deepwater fields in Guyana and the U.S. Gulf Coast, where security and infrastructure monitoring are critical. (i)

The global mining industry is valued at over $1 trillion annually, with operations often taking place in extreme environments lacking traditional connectivity, making RIO's newly expanded capabilities a perfect fit. (ii)

Companies in these industries spend billions on security and surveillance solutions to protect assets, personnel, and operations from theft, sabotage, and operational hazards.

With RIO now capable of operating anywhere with Starlink, RAD is well-positioned to capture market share by offering a cost-effective, AI-driven, always-connected surveillance alternative to expensive and logistically challenging human security teams.

Competitive Advantage and Growth Potential

Unparalleled Coverage: Starlink enables RIO deployments in areas previously unreachable with cellular networks, eliminating dead zones for real-time monitoring.

Reduced Costs and Increased Efficiency: Compared to traditional on-site security teams, RIO provides 24/7 autonomous surveillance at a fraction of the cost.

Scalability and Recurring Revenue: Expanding into oil and gas, mining, and similar industries could drive strong sales growth.

Global Expansion Opportunities: With hundreds of billions in infrastructure projects (iii) planned worldwide in energy, minerals, and construction, RIO's AI-driven, autonomous security solutions have vast potential for new international markets.

SARA Integration: As an option, SARA can be immediately deployed so that RIO units have a built-in AI operator ready to work the moment they are activated.

A Transformational Opportunity for RAD's Growth Strategy

Troy McCanna, Senior Vice President of Sales at RAD, added, "The ability to deploy RIO in any location without worrying about network coverage removes a major barrier for many of our potential customers. We believe this will drive increased adoption and boost RIO sales, particularly in industries where remote security is a critical need."

The integration of Starlink with RIO is expected to accelerate adoption, especially in sectors where connectivity was once a major barrier to deploying AI-driven security solutions.

As RAD continues to innovate and expand its lineup of autonomous security solutions, this latest enhancement reinforces the company's leadership in AI-driven security and paves the way for substantial growth opportunities in untapped global markets.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insights, solve complex challenges, and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services, allowing experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for multiple industries, including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR, or RMR. The information provided herein is believed to be accurate and reliable, however, the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz

(i) https://www.prnewswire.com/news-releases/oil-and-gas-production-expected-to-grow-to-8-6-trillion-in-2027-while-ramping-up-growth-over-the-next-few-years-301908263.html, https://www.iea.org/reports/oil-market-report-march-2025
(ii) https://www.statista.com/topics/1143/mining/
(iii) https://www.energy.gov/infrastructure, https://www.gov.uk/government/publications/national-infrastructure-and-construction-pipeline-2023, https://asianrehub.com/, https://www.iea.org/topics/energy-transition